Exhibit 99.1

VocalTec Communications Ltd.
Amended and Restated 2003 Master Stock Option Plan
(Last Restatement: December 17, 2010)

1.	PURPOSE; TYPE OF AWARDS; CONSTRUCTION

The purpose of the VocalTec Communications Ltd. Amended and Restated 2003 Master Stock Option Plan (the "Plan") is to afford an incentive to officers, directors, employees and consultants of VocalTec Communications Ltd. (the "Company"), or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as officers, directors, employees and consultants, to increase their efforts on behalf of the Company and to promote the success of the Company's business. The Awards granted under the Plan may or may not contain such terms as will qualify such Awards for the special tax treatment under Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the "Ordinance") including without limitations the revisions enacted which came into effect on January 1, 2003 (the "New Section 102") and any regulations, rules, orders or procedures promulgated thereunder, including but not limited to the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 1989, provided, that all Awards granted to employees of the Company or its Subsidiaries in Israel from January 1, 2003 and thereafter shall be issued under New Section 102 of the Ordinance.

In the event that Awards shall be granted under this Plan to Grantees in jurisdictions other than Israel, or Awards are granted to Grantees who are not deemed to be residents of Israel for purposes of taxation, specific terms and conditions for such grants may be set forth in a separate annex to this Plan, as may be approved by the Board from time to time.

2.	DEFINITIONS

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)	"102 Awards" shall mean Awards containing such terms as will qualify them for the special tax treatment under New Section 102.

(b)	"3(I) Awards" shall mean Awards that do not contain such terms as will qualify them for the special tax treatment under New Section 102.

(c)	"Award" shall mean an Option, a Share, a Restricted Share or any other equity based award granted hereunder.

(d)	"Award Price" shall mean the price to be paid for each Ordinary Share to be issued upon exercise of an Option or pursuant to any other Award.

(e)	"Companies Law" shall mean the Israeli Companies Law 5759-1999, as may be amended or replaced from time to time

(f)	"Company" shall mean VocalTec Communications Ltd.

(g)
"Disability" shall mean the inability of a Grantee (as defined in Section 3 hereof) to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a medical doctor satisfactory to the Committee.

(h)
"Fair Market Value" per Share as of a particular date shall mean (i) the closing sales price per share of Ordinary Shares on the national securities exchange on which the Ordinary Shares are principally traded, for the last  preceding date on which there was a sale of such Ordinary Shares on such exchange, or (ii) if the shares of Ordinary Shares are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Ordinary Shares in such over-the-counter market for the  last preceding date on which there was a sale of such Ordinary Shares in  such market, or (iii) if the shares of Ordinary Shares are not then listed  on a national securities exchange or traded in an over-the-counter market,  such value as the Committee (as defined in Section 3 hereof), in its sole discretion, shall determine in good faith. Notwithstanding the foregoing, in the case of all Options granted effective as of the consummation of the  public offerings of the Ordinary Shares (the "Offerings"), the Fair Market Value per share of the Ordinary Shares subject to such Options shall be  equal to the public offering price per share.

(i)	"Option" or "Options" shall mean a grant to a Grantee (as defined in Section 3 hereof) of an option or options to purchase Ordinary Shares.

(j)	"Ordinance" shall mean the Israeli Income Tax Ordinance (New Version(, 1961, as may be amended or replaced from time to time (including the amendment which came into effect on January 1, 2003(.

(k)	"Ordinary Shares" or "Shares" shall mean ordinary shares, no par value, of the Company.

(l)
"Parent" shall mean any company (other than the Company), which now exists or hereafter organized, in an unbroken chain of companies ending with the Company if, at the time of granting an Award, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(m)	"Plan" shall mean this VocalTec Communications Ltd. Amended and Restated 2003 Master Stock Option Plan.

(n)
"Restriction Period" shall mean a period determined by the Committee or the Board during which Restricted Shares are subject to certain restrictions determined by the Committee or the Board, as stated in the Award Agreement (as defined in Section 3 hereof).

(o)	"Restricted Shares" shall mean a grant to a Grantee of Shares under the Plan that are subject to restrictions under the Award Agreement.

(p)
"Retirement" shall mean a Grantee's retirement pursuant to applicable law or in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

(q)
"Subsidiary" shall mean any company (other than the Company), which now exists or hereafter organized, in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(r)	"Trustee" shall mean a person nominated by the Committee or the Board, as the case may be, and approved in accordance with the provisions of New Section 102.

3.	ADMINISTRATION

The Plan shall be administered by a committee (the "Committee") established by the Board of Directors of the Company (the "Board").

The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (the "Chairman") and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Awards under the Plan while serving on the Committee, unless otherwise specified herein.

The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan and of any applicable laws, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without  limitation, the authority to recommend to the Board, subject to the Companies Law (i) to grant Awards; (ii) to determine the kind of consideration payable (if any) with respect to Awards; (iii) to determine  the period during which Awards may be exercised or purchased and, if applicable, during which they will be released from restrictions, and whether in whole or in installments; (iv) to determine the persons to whom, and the time or times at which Awards shall be granted (such persons are referred to herein as "Grantees"); (v) to determine the number of shares to be covered by each Award; (vi) to interpret the Plan; (vii) to prescribe, amend and rescind rules and regulations relating to the Plan; (viii) to determine the  terms and provisions of the agreements (which need not be identical) entered into in connection with Awards granted under the Plan (the "Award Agreements"); (ix) to determine which route - the capital gain ("HONI") route, the work income ("PAIROTI") route or any other route available under New Section 102 - shall be adopted for the purposes of the Plan under New Section 102 of the Ordinance; (x) to cancel or suspend Awards, as  necessary; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee shall be entitled to grant Awards to the Grantees and to issue shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions hereof only to the extent permitted under section 112(a)(5) of the Israeli Companies Law.

The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others.

Subject to applicable laws, no member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Committee relating to any Award to be granted to that member. Any decision, made by the Committee, and reduced to writing, shall be executed in accordance with the provisions of the Company's Articles of Association, as same may be in effect from time to time. The interpretation and construction by the Committee of any provision of the Plan or of any Award thereunder shall be final and conclusive unless otherwise determined by the Board.

4.	ELIGIBILITY

Officers, Directors, and other employees and consultants of the Company, its Parents and Subsidiaries shall be eligible to receive Awards hereunder. In its determination as to the persons to whom Awards shall be granted, the time or times at which grants of Awards will be made, the number of shares to be covered by each Option or the number of Shares or Restricted Shares to be granted, the Committee, in its sole discretion, shall take into account the contribution by the eligible individuals to the management, growth and/or profitability of the business of the Company and such other factors as the Committee shall deem relevant.

Notwithstanding anything in the Plan to the contrary, all grants of Awards to directors and office holders ("Nosei Misra" - as such term is defined in the Israeli Companies Law) shall be authorized and implemented in accordance with the provisions of the Israeli Companies Law or any successor act or regulation, as in effect from time to time.

In addition, it is hereby clarified that 102 Awards may be granted only to employees residing in Israel of the Company or a Subsidiary including to Nosei Misra of the Company. 102 Awards may not be granted to "Controlling Persons" as such term is defined in the Ordinance.

5.	TRUSTEE

102 Awards which shall be granted under the Plan and/or any Shares issued upon exercise of 102 Options and/or other shares received subsequently following any realization of rights, shall be allocated or issued to a Trustee nominated by the Committee or the Board, and approved in accordance with the  provisions of New Section 102 (the "Trustee") and held for the benefit of the Grantees. The 102 Awards and any Shares received subsequently following exercise of 102 Options shall be held by the Trustee for such period of time as required by New Section 102 or any regulations, rules or orders or procedures promulgated thereunder.

During the holding period with the Trustee as set forth in New Section 102  and as long as the applicable tax has not been paid, neither the Awards nor the Shares, as the case may be, may be sold, transferred, assigned, pledged or mortgaged (other than through a transfer by will or by operation of law), nor may they be the subject of an attachment, power of attorney or transfer deed (other than a power of attorney for the purpose of participation in general meetings of shareholders) unless New Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.

Notwithstanding anything to the contrary, the Trustee shall not release any Options which were not already exercised into Shares by the Grantee or release any Shares issued upon exercise of Options or release any other Awards prior to the full payment of the Grantee's tax liabilities arising from Awards which were granted to the Grantee and/or any Shares issued upon exercise of such Awards that are Options.

Upon receipt of the 102 Award, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Award granted to the Grantee thereunder.

6.	ORDINARY SHARES

The maximum number of Ordinary Shares reserved for the purposes of granting Awards under the Plan shall be 867,600. Such number shall be increased by 200,000 Ordinary Shares every second year, starting in 2010 (the number 867,600 in the immediately preceding sentence includes the increase for 2010). Each such increase will be effective immediately following the annual general meeting of the Company’s shareholders that is held in the year in which the increase is to be effected. The foregoing numbers are subject to adjustment as provided in Section 9 hereof. All Awards previously granted under other stock option plans of the Company that were adopted by the Company prior to the adoption of this Plan shall revert to this Plan upon the termination or expiration of such Awards. The Board may increase or decrease the number of Ordinary Shares to be reserved under the Plan. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be repurchased by the Company (to the extent permitted pursuant to the Companies Law) or by a trustee appointed by the Board under the relevant provisions of the Companies Law or any equivalent provision. Any of such shares which may remain unsold and which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan.

If any outstanding Option under the Plan should, for any reason, expire, be canceled or be terminated without having been exercised in full or any other Award be forfeited in whole or in part, the Ordinary Shares underlying the unexercised, canceled, terminated or forfeited portion of such Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan.

7.	TERMS AND CONDITIONS OF AWARDS

Each Award granted pursuant to the Plan shall be evidenced by a written Award Agreement between the Company and the Grantee, in such forms as the Committee shall from time to time approve, which Award Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Award Agreement:

(a)	NUMBER OF SHARES. Each Award Agreement shall state the number of Ordinary Shares to which the Award relates.

(b)
TYPE OF AWARD. Each Award Agreement shall specifically state the type of Award granted to the Grantee. The Company shall indicate in each Award Agreement whether the grant of any particular 102 Award is made under the capital gain ("HONI") route, the work income ("PAIROTI") route or any other route available under New Section 102.

(c)
AWARD PRICE. Each Award Agreement shall state the Award Price. The Award Price for each Ordinary Share to be issued upon purchase of a Share or a Restricted Share or exercise of an Option shall be not less than the Fair Market Value of the Ordinary Share, unless otherwise determined by the Committee or the Board, as the case may be, in its discretion. The Award Price shall be subject to adjustment as provided in Section 9 hereof. Subject to any applicable laws, the date on which the Committee and/or the Board as the case may be according to applicable laws adopts a resolution expressly granting an Award shall be considered the day on which such Award is granted.

(d)
MEDIUM AND TIME OF PAYMENT. The Award Price shall be paid in full, at the time of exercise or purchase or release from restriction, as the Award Agreement may provide, in cash or subject to any applicable laws in Ordinary Shares having a Fair Market Value equal to such Award Price or in a combination of cash and Ordinary Shares or in such other manner as the Committee shall determine.

(e)
TERM AND EXERCISABILITY OF OPTIONS. Each Award Agreement covering an Option shall be exercisable at such times and under such conditions as the Committee, in its discretion, shall determine. The exercise period shall be subject to earlier termination as provided in Sections 7(f) and 7(g) hereof. Notwithstanding the above, unless terminated or exercised earlier, Options granted hereunder following December 13, 2005 (or any unexercised portion of such Options) will be terminated on the seventh anniversary of the date of grant of such Option. An Option may be exercised, as to any or all full Ordinary Shares as to which the Option has become exercisable, by giving written notice of such exercise to the Committee.

TERM OF RESTRICTED SHARES. Each Restricted Share shall be released from restrictions at such times and under such conditions as the Committee, in its discretion, shall determine. The Restriction Period shall be subject to earlier termination as provided in Sections 7(f) and 7(g) hereof. Awards of Restricted Shares must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing an Award Agreement and by paying whatever Award Price (if any) the Committee has designated thereunder for payment at such time. If the Committee has designated that all or part of the Award Price for any Restricted Shares be paid at any time after the issuance thereof, and such Award Price is not paid within the period specified in the Award Agreement, such Restricted Shares shall be forfeited and shall revert to the Plan.

TERM OF SHARES. All other Awards of Shares must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing an Award Agreement and by paying whatever Award Price (if any) the Committee has designated thereunder for payment at such time.

Subject to any applicable law, Awards shall become exercisable or released from restriction in such installments (which may be cumulative) or granted without restrictions as the Committee shall provide in the terms of the respective Award Agreements; provided, however, that the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate the time at which such Award or any portion thereof may be exercised or released from restriction.

(f)	TERMINATION.

OPTIONS. Except as provided in this Section 7(f) and in Section 7(g) hereof, an Option may not be exercised unless the Grantee is then in the service or employ of the Company or a Parent or Subsidiary, and unless the Grantee has remained continuously so employed or has continuously performed such services since the date of grant of the Option. With respect to New 102 Options granted under New Section 102(c), if the Grantee ceases to be employed by the Company or a Subsidiary, the Grantee shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulations and orders promulgated thereunder. In the event that the employment of a Grantee shall terminate or Grantee shall cease performance of services for the Company, a Parent or a Subsidiary thereof )in either event, other than by reason of death, disability or retirement), all Options of such Grantee that are exercisable at the time of such termination or cessation may, unless earlier terminated in accordance with their terms, be exercised within ninety (90) days after the date of such  termination or cessation.

RESTRICTED SHARES. In the event of termination of a Grantee’s service or employment with the Company or a Parent or Subsidiary, all Restricted Shares still subject to restriction under the applicable Restriction Period as of the date of termination, shall be forfeited and shall revert to the Plan. If the Committee has designated that all or part of the Award Price for any Restricted Shares be paid at any time after the issuance thereof, such amount may be paid within ninety (90) days after the date of such termination or within such earlier date for payment as is specified in the Award Agreement.

(g)	DEATH, DISABILITY OR RETIREMENT OF GRANTEE.

OPTIONS. If a Grantee shall die while employed by, or performing services for, the Company or a Parent or subsidiary thereof, or within ninety (90) days after the date of cessation of such Grantee's employment or performance of services other than as a result of termination for cause (or within such longer period as the Committee may have provided pursuant to Section 7(e) hereof), or if the Grantee's employment shall terminate or performance of services shall cease by reason of Disability, or if Grantee's employment shall terminate due to the Grantee's Retirement, all Options theretofore granted to such Grantee (to the extent exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or Disability of the Grantee, at any time within one year after the date of death or Disability of the Grantee. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or service of a Grantee shall terminate on account of such Grantee's Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within ninety (90) days after the date of such Retirement (or such different period as the Committee shall prescribe).

RESTRICTED SHARES.  If a Grantee shall die while employed by, or performing services for, the Company or a Parent or subsidiary thereof, or if the Grantee's employment shall terminate or performance of services shall cease by reason of Disability, or if Grantee's employment shall terminate due to the Grantee's Retirement, all Restricted Shares still subject to restriction under the applicable Restriction Period as of the date of termination, as set forth in the Award Agreement, shall be forfeited and shall revert to the Plan.  If the Committee has designated that all or part of the Award Price for any Restricted Shares be paid at any time after the issuance thereof, such amount may be paid within ninety (90) days after the date of such death, Disability or Retirement or within such earlier date for payment as is specified in the Award Agreement.

(h)	OTHER PROVISIONS. The Award Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Committee may determine.

8.	RESTRICTED SHARES

(a)
Legend. Each Grantee receiving Restricted Shares, or the Trustee, if applicable, shall be issued a share certificate in respect of such Restricted Shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of Restricted Shares. Such certificate shall be registered in the name of such Grantee or the Trustee, if applicable, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form (as well as any other legend required by the Committee):

“The attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares represented hereby are subject to the terms and conditions (including forfeiture) of VocalTec Communications Ltd. (the “Company”) Amended and Restated 2003 Master Stock Option Plan, and an Award Agreement entered into between the registered owner and the Company dated ____________. Copies of such Plan and Award Agreement are on file at VocalTec Communications Ltd.”

(b)
Custody. The Committee may require that any certificates evidencing Restricted Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Shares, the Grantee shall have delivered a duly signed share transfer deed, endorsed in blank, relating to such Restricted Shares.

(c)
Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Shares subject to such Restriction Period, the certificates for such Shares shall be delivered to the Grantee or to the Trustee, if applicable. All legends shall be removed from said certificates at the time of delivery to the Grantee except as otherwise required by this Plan, the Award Agreement and applicable law. Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry recordkeeping is used.

(d)
Forfeiture. In the event that any Restricted Shares are to be forfeited in accordance with the provisions of this Plan, all such forfeited Restricted Shares shall be deemed shares the consideration for which was not fully paid for and/or shall become the property of the Company, and any certificate or certificates representing such Restricted Shares shall be returned immediately to the Company at no cost, all in accordance with the provisions of the Companies Law and/or the Articles of Association of the Company applicable to shares of the Company subject to forfeiture. From and after the time a Restricted Share becomes subject to forfeiture hereunder, the holder of such Restricted Share shall no longer have any rights as a holder of such Restricted Share, whether or not the forfeiture was actually effected.

9.	EFFECT OF CERTAIN CHANGES

(a)
If there is any change in the Ordinary Shares through the declaration of dividends, stock dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or other similar transactions, the number of Ordinary Shares available for the grant of Awards, the number of such shares covered by outstanding Awards, and the price per share of Awards shall be proportionately adjusted by the Committee to reflect such change in the issued shares of Ordinary Shares; provided, however, that any fractional shares resulting from such adjustment shall be eliminated in the manner provided by the Committee in its sole discretion.

(b)
In the event of (i) a sale of all or substantially all of the assets of the  Company; or (ii) a sale (including an exchange) of all of the shares of capital stock of the Company; or (iii) a merger, consolidation, amalgamation or like transaction of the Company with or into another corporation; or (iv) a scheme of arrangement for the purpose of effecting  such sale, merger or amalgamation (all such transactions being herein referred to as a "Merger/Sale"), then, without the Grantee's consent and  action –

(i)
The Committee in its sole discretion will use its efforts to cause that any Option then outstanding and any Restricted Share then subject to restriction be assumed or an equivalent Award shall be substituted by such successor corporation or, in such event that such transaction is effected through a subsidiary, the parent of such successor corporation, under substantially the same terms as the Award; and

(ii)
In such case that such successor corporation or other entity does not agree to assume such Award or to substitute an equivalent Award, then the Committee shall, in lieu of such transaction and in its sole discretion, provide in each Grantee's Award Agreement either (i) in the case of Options - for the Grantee to have the right to exercise the Option as to all of the Ordinary Shares or any part thereof, including Ordinary Shares covered by the Option which would not otherwise be exercisable, under such terms and conditions as the Committee shall determine; and in the case of Restricted Shares then subject to restriction – for all or part of such Restricted Shares to become released from restriction, whether or not against payment by the Grantee of any amounts to the Company, under such terms and conditions as the Committee shall determine; or (ii) for the cancellation of each outstanding Option and the forfeiture of each Restricted Share then subject to restriction at the closing of said Merger/Sale, against payment to the Grantee of an amount in cash equal to (a) the fair market value of each Ordinary Share covered by the Award to be so cancelled or forfeited as reflected under the terms of the Merger/Sale, minus (b) the Award Price of each Ordinary Share covered by the Award to be so cancelled or forfeited.

(iii)
Notwithstanding the foregoing, in the event of a Merger/Sale, the  Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, and that the Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or  modified, as the Committee shall deem in good faith to be appropriate.

(c)
Notwithstanding the foregoing, in the event that the Company and the other party to a Merger/Sale agree that such transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if such transaction is in fact so treated, then any acceleration of exercisability or release from restriction pursuant to Section 9(b)(ii)(ii) shall not occur to the extent that the Company's independent public accountants separately determine in good faith that such acceleration or release would preclude the use of "pooling of interests"  accounting.

(d)
In the event of a change in the Ordinary Shares of the Company as presently constituted that is limited to a change of all of its authorized shares of Ordinary Shares into the same number of shares with a different par value or with or without par value, the shares resulting from any such change shall be deemed to be the Ordinary Shares within the meaning of the Plan.

(e)
Except as herein before expressly provided in this Section 9, the Grantee of an Option hereunder shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another company; and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Ordinary Shares subject to an Option. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

10.	SURRENDER AND EXCHANGES OF OPTIONS

The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan or any option granted under any other plan, program or arrangement of the Company or any subsidiary ("Surrendered Option"), to be conditioned upon the granting to the Grantee of a new Option for the same number of shares of Ordinary Shares as the Surrendered Option, or may require such voluntary surrender as a condition precedent to a grant of a new Option to such Grantee. Subject to the provisions of the Plan, such new Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Option is granted.

11.	PERIOD DURING WHICH AWARDS MAY BE GRANTED

Subject to applicable laws, Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board.

12.	NONTRANSFERABILITY OF AWARDS

Options and other Awards (during such times as they are subject to restriction) granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Grantee, only by the Grantee.

13.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Subsidiaries, and the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee, unless the said liability is a result of default of the Company.

The Committee and/or the Trustee shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

14.	AMENDMENT AND TERMINATION OF THE PLAN

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Except as provided in Section 9 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the Grantee is obtained.

15.	RIGHTS AS A SHAREHOLDER

Except as provided in Section 9(e) hereof, a Grantee shall have no rights as a shareholder with respect to any shares covered by the Option until the date of the issuance of a share certificate to the Grantee for such shares and until registration of the Grantee as holder of such shares in the Company's register of shareholders upon exercise of the Option in accordance with the provisions of the Plan. No adjustment shall be made for  dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 9 hereof.

Except as provided in Section 8 and as otherwise determined by the Committee or the Board and set forth in the Award Agreement, and subject to the provisions of Section 102, if applicable, the Grantee shall have, with respect to the Restricted Shares, all of the rights of a holder of Shares including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of Restricted Shares, the right to tender such shares. Notwithstanding the foregoing, the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, unless the Committee or the Board, in its sole discretion, specifies otherwise at the time of the Award.

16.	NO RIGHTS TO EMPLOYMENT

Nothing in the Plan or in any Award granted or Award Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the service or employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or to interfere with or limit in any way the right of the Company or any such subsidiary to terminate such Grantee's employment or services. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues in the service or employ of the Company or any Subsidiary. With respect to all Shares issued  upon the exercise or grant of 102 Awards (but excluding, for avoidance of any doubt, any unexercised Options) and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company's Articles of Association (as may be amended from time to time (and subject to any applicable taxation on distribution of dividends, and when applicable, subject to the provisions of New Section 102 and the rules, regulations and orders promulgated thereunder.

17.	GOVERNING LAW & JURISDICTION

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the state of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv, Israel shall have sole jurisdiction in any matter pertaining to the Plan.

18.	APPROVAL

The Plan shall take effect upon its adoption by the Board and shall terminate on the tenth anniversary of such date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

19.	EFFECTIVE DATE AND DURATION OF THE PLAN

This Plan shall be effective as of the date it was adopted by the Board and shall terminate on the tenth anniversary of such date.

20.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be amended with respect to a particular country (including but not limited to the United States and Israel) by means of an addendum to the Plan in the form of an Annex, and to the extent that the terms and conditions set forth in the Annex conflict with any provisions of the Plan, the provisions of the Annex shall govern. Terms and conditions set forth in the Annex shall apply only to Awards issued to Grantees under the jurisdiction of the specific country that is subject of the Annex and shall not apply to Awards issued to Grantees not under the jurisdiction of such country. The adoption of any such Annex shall be subject to the approval of the Board.